Exhibit 1A-2.2

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) applies to the subscription for the common shares in the capital of the Company, with no par value per share (collectively, the “Shares” and each, a “Share”) issued by GEAR Capital Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Company”), and is made and entered into by and between the undersigned (the “Subscriber”) and the Company (together, the “Parties”). Subject to the terms and conditions provided in this Agreement, and to the terms of the other Subscriber Agreements (as defined below), the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the Company) Shares, as set forth in Section 2, offered pursuant to the offering circular (the “Offering Circular”) with respect to the offer and sale of the Shares in effect and filed with the U.S. Securities and Exchange Commission (“SEC”) under Regulation A (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. Each Share is being offered at a purchase price of USD $1.00 per Share on a “best efforts” basis.

WHEREAS, the Company wishes to sell to the Subscriber, and the Subscriber wishes to purchase from the Company, the Shares pursuant to the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the offering of the Shares (the “Offering”) is described in the Offering Circular that is linked to on the website located at www.gearcapital.com (the “Site”), which is owned and operated by the Company, as well as on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system; and

WHEREAS, it is the Subscriber’s responsibility to read the Offering Circular and all other Subscription Information (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.        Definitions. Except as the context otherwise requires, any reference in this Agreement to:

(a)	“Subscription Information” shall mean collectively:
(i)	the Subscriber Agreements;
(ii)	the Offering Circular;
(iii)	all exhibits to the Offering Circular, including all “testing the waters” materials filed therewith in compliance with Rule 255 under the Securities Act[; and
(iv)	the International Supplement].[1]

(b)       “GEAR Parties” shall mean the Company and any of its affiliates, and each of their respective directors, managers, officers, shareholders, members, partners, employees or agents.

(c)       “Subscriber” shall mean the natural person (whether individually or jointly with another person) or entity subscribing for the Shares.

[1] Text for use with non-United States subscribers.

(d)       “Subscriber Agreements” shall mean collectively: (a) the Subscriber’s questions and responses provided in the course of completing the investment process on the Site (the “Subscriber Questionnaire”); (b) the terms of use for the Site (the “Terms of Use”); and (c) this Agreement, which sets forth the agreements, representations and warranties governing a subscription for the Shares.

2.       Subscription for and Purchase of the Shares

(a)       Purchase. On the terms and subject to the conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Shares (the “Purchase”) in the amount and for the price per share (the “Purchase Price”) set forth on the signature page hereof. The Company has the right to reject this Agreement in whole or in part for any reason.

(b)       Irrevocability. After the Company accepts the Subscriber’s subscription to purchase the Shares (as evidenced by the Company’s counter-signature to this Agreement), the commitment is irrevocable (except pursuant to Section 10) until the Shares are issued or the Company rejects the Purchase. After the Company accepts this Agreement, the Subscriber may not cancel, terminate or revoke this Agreement (except pursuant to Section 10), which, in the case of an individual, shall survive his or her death or disability and shall be binding upon the Subscriber and his or her heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

(c)       Escrow. The Purchase Price shall be paid concurrently with the electronic execution and delivery to the Company of this Subscription Agreement. Subscriber shall deliver the Purchase Price to Prime Trust Inc. (the “Escrow Agent”) pursuant to the instructions provided during the investment process on the Site by transfer of immediately available funds, check, credit card, bitcoin (“BTC”) or ether (“ETH”) or other means the Company approves at least two (2) days prior to the applicable Closing Date. Upon request of the Company, the Escrow Agent shall release the Purchase Price to the Company (each such release, a “Closing Date”). The Subscriber shall receive notice and evidence of the digital entry of the number of the Shares owned by the Subscriber reflected on the books and records of the Company and verified by VStock Transfer, LLC (the “Transfer Agent”). The Subscriber acknowledges that the Company will not accept this Agreement until the full amount of the Purchase Price has been delivered to the Company.

(d)       Refund. In the event that (i) this Agreement is rejected in full or (ii) this Agreement is terminated in accordance with Section 10 following its acceptance (in full or in part), the Company will direct any payment the Subscriber made for the Shares that has not previously been refunded to be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Agreement is rejected in part, the Company shall refund to the Subscriber any payment the Subscriber made for the Shares with respect to the rejected portion of this subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this subscription, which shall terminate. All refunds of subscriptions made in BTC or ETH shall be made in BTC or ETH, respectively, based on the following procedure: on the same day as the Escrow Agent receives a subscription in BTC or ETH, the subscription will be converted to U.S. Dollars at the exchange rate at the time of the conversion; and on the same day as a subscription in BTC or ETH is refunded to the Subscriber, the U.S. Dollar value into which the BTC or ETH, as applicable, was converted will be used to purchase BTC or ETH, which shall be used to refund the Subscriber in BTC or ETH, as applicable.

(e)       Broker-Dealer. The Subscriber understands that the Company is conducting the Offering without engaging a selling agent, such as an underwriter or placement agent. The Subscriber acknowledges and agrees that Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”) has been engaged to serve as an accommodating broker-dealer if the Subscriber resides, is located, has a place of business, or is conducting business in the state of Alabama, Arizona, Florida, New Jersey, New York, North Dakota, Texas, or Washington. Dalmore is not participating as an underwriter. The Subscriber acknowledges that Dalmore has neither solicited the Subscriber’s investment in the Company, recommended the Shares, provided any advice, including investment advice, nor is Dalmore distributing the Offering Circular or making any oral representations concerning the Offering. Dalmore has not and will not conduct extensive due diligence of the Offering and the Subscriber should not rely on Dalmore’s involvement in the Offering as any basis for a belief that it has done extensive due diligence.

2.       Subscriber’s Review of Information and Subscription Decision.

(a)       Subscription Information. The Subscriber acknowledges and understands that it is solely the Subscriber’s responsibility to read the Subscription Information and make a determination to subscribe for the Shares. The Subscriber and/or the Subscriber’s advisers, who are not affiliated with and not compensated directly or indirectly by any of the GEAR Parties, have such knowledge and experience in business and financial matters as will enable them to utilize the information that they have received regarding the Company and its business to evaluate the merits and risks of a subscription, to make an informed decision and to protect Subscriber’s own interests in connection with the Purchase. The Subscriber understands that FisherBroyles, LLP acts as counsel only to the Company and does not represent the Subscriber or any other person or entity by reason of the Purchase.

(b)       No Recommendations. The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature other than the Subscription Information and is making this subscription decision solely in reliance upon the information contained in the Subscription Information and upon any investigation made by the Subscriber or Subscriber’s advisers, but not on any recommendation to subscribe to the Shares by any GEAR Party. The Subscriber acknowledges that it is recommended that the Subscriber seek independent legal, financial, accounting, and tax advice before making a decision to acquire, subscribe for, or purchase the Shares.

(c)       Objectives. The Subscriber’s subscription for the Shares is consistent with the purposes, objectives and cash flow requirements of the Subscriber. The Subscriber acknowledges that the Subscription Information has been prepared without taking into account the Subscriber’s objectives, financial situation or needs, or the foregoing with respect to any other person or entity.

(d)       Speculative Purchase. The Subscriber understands that the Shares being purchased are a speculative purchase that involves a substantial degree of risk of loss of the entire Purchase Price, and the Subscriber understands and is fully cognizant of the risk factors related to the Purchase. The Subscriber has received and has had the opportunity to review the Subscription Information, including the risk factors set forth in the Offering Circular. At no time has the Company, any other GEAR Party or any other person or entity expressly or implicitly represented, guaranteed or warranted to the Subscriber that a percentage of profit and/or amount or type of gain or other consideration will be realized as a result of the Purchase.

(e)       Predictions. The Subscriber understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Company believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

(f)       No Review. The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Shares offered pursuant hereto, has made any finding or determination relating to the fairness for purchase of the Shares, or has recommended or endorsed the Shares, and that the Shares have not been registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.       Subscriber’s Representations and Warranties. The Subscriber represents and warrants to the Company and other GEAR Parties as follows:

(a)       Organization; Power; Authority; Authorization. The Subscriber, if an entity, is, and shall at all times while it holds the Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its organization or formation, having full power and authority to own its properties and to carry on its business as conducted, and having duly authorized the execution and performance of this Agreement. The Subscriber, if a natural person, is at least eighteen (18) years of age, competent to enter into a contractual obligation, and a resident of the United States of America. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations in this Agreement and to consummate the transactions contemplated in this Agreement. This Agreement, assuming the due execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

(b)       Execution; No Conflict. The execution and delivery of this Agreement, the consummation of the transactions contemplated in this Agreement and the performance of the obligations outlined in this Agreement will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions contemplated in this Agreement, including but not limited to, the Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of residence.

(c)        Investment Representations. The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, and not with a view toward or in connection with resale or distribution thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

(d)       Illiquidity. The Subscriber is able to bear the economic risk of the Purchase and, without limiting the generality of the foregoing, is able to hold the Shares for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the entire Purchase Price.

(e)       Sanctions. The Subscriber: (i) (A) is not located or domiciled; (B) does not have a place of business; or (C) is not a resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (ii) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. The Subscriber agrees that if the Subscriber’s country of residence or other circumstances change such that the above representations are no longer accurate, the Subscriber will immediately provide notice thereof to the Company.

(f)       ERISA. The Subscriber is not, and is not acting (directly or indirectly) on behalf of, any of the following: (i) an employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) any plan to which Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applies; (iii) a “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101; (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA; (v) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code; or (vi) an insurance company, whose general account assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code.

(g)       PATRIOT ACT. Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, nor any of the Subscriber’s beneficial owners, nor any person for whom the Subscriber is acting as agent or nominee in connection with this subscription, nor, in the case of a Subscriber which is an entity, any Related Person[2] is (i) a Prohibited Subscriber;[3] (ii) a Senior Foreign Political Figure;[4] (iii) any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure;[5] (iv) a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;[6] or (v) a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 of the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 as warranting special measures due to money laundering concerns.

(h)       Residence. [The Subscriber is a United States of America resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States of America][7] [The Subscriber is not a United States of America resident, corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States of America][8].

[2] “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan.

[3] “Prohibited Subscriber” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to any GEAR Party in connection therewith.

[4] “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

[5] “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

[6] “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

[7] Text for use with United States subscribers.

[8] Text for use with non-United States subscribers.

(i)       Accredited Investors Status or Investment Limits. [The Subscriber is an “accredited investor,” within the meaning of Rule 501(a) under the Securities Act, [and the Subscriber has been authenticated and verified by the Company’s accreditation service as an accredited investor][9]][10] [The Subscriber is a “qualified purchaser,” as defined in Regulation A, based on the fact that either (i) the Subscriber is a natural person and is not investing more than the greater of either 10% of the Subscriber’s net worth[11] or 10% of the Subscriber’s annual income;[12]; or (ii) the Subscriber is not a natural person and is not investing more than the greater of the following, as calculated for the most recently completed fiscal year end: (A) 10% of the Subscriber’s revenue; or (B) 10% of the Subscriber’s net assets].[13]

4.       Rights to Use Subscriber Information. The Subscriber agrees and consents that the GEAR Parties may obtain, hold, use, disclose, transfer, and otherwise process the Subscriber’s data, including but not limited to, the contents of the Subscription Agreements: (i) as the GEAR Parties reasonably deem necessary or appropriate to facilitate the acceptance, management and administration of the Subscriber’s subscription for the Shares, on an ongoing basis; (ii) to provide notice of, and/or to seek consent to uses or disclosures of such data for specific purposes; (iii) for any specific purposes where the Subscriber has given specific consent to do so; (iv) as the GEAR Parties reasonably deem necessary or appropriate to comply with legal process, court orders, or other legal, regulatory, or self-regulatory requirements, requests, or investigations applicable to the GEAR Parties or the Subscriber, including but not limited to, for purposes of establishing the availability under any applicable law of an exemption from registration of the Shares or to establish compliance with applicable law generally by the GEAR Parties; (v) for disclosure or transfer to third parties, including the Subscriber’s financial adviser (where appropriate), regulatory bodies, auditors or technology providers to any of the GEAR Parties, as reasonably necessary for the purposes described in this Section 4; and (vi) for any other purposes described in the Subscriber Agreements. The Subscriber acknowledges and agrees that in connection with the Company’s services, the Subscriber’s personal data may be transferred and/or stored in various jurisdictions in which the GEAR Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Subscriber’s country of residence.

5.        Bankruptcy. In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, Subscriber agrees to use the best efforts possible to avoid any GEAR Parties being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (a) Subscriber be allowed to return the Shares to the Company for a refund, or (b) the Company being mandated or ordered to redeem or withdraw the Shares that the Subscriber held or owned.

[9] Text for use with subscribers who successfully complete accredited investor verification processes using a third-party service provider selected by the Company.

[10] Text for use with United States subscribers.

[11] For purposes of this paragraph, “net worth” must be calculated as set forth in Rule 501(a) under the Securities Act. In general, “net worth” means the excess of total assets at fair market value over total liabilities. For the purposes of determining “net worth,” the primary residence owned by an individual shall be excluded as an asset. Any liabilities secured by the primary residence should be included in total liabilities only if and to the extent that: (i) such liabilities exceed the fair market value of the residence; or (i) such liabilities were incurred within 60 days before the sale of the Shares (other than as a result of the acquisition of the primary residence).

[12] For purposes of this paragraph, “annual income” must be calculated as set forth in Rule 501(a) under the Securities Act, which requires natural persons to consider their income in the two most recent years and a reasonable expectation of income for the current year.

[13] Text for use with subscribers who do not successfully complete accredited investor verification processes using a third-party service provider selected by the Company.

6.        Limitations on Damages. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL THE COMPANY OR ANY OTHER GEAR PARTY BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL THE AGGREGATE LIABILITY OF THE COMPANY AND THE GEAR PARTIES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR ANY OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS EXCEED THE AMOUNT SUBSCRIBER PAYS TO THE COMPANY FOR THE SHARES.

7.       Indemnification. The Subscriber’s representations, warranties and covenants herein shall survive the Closing. The Subscriber agrees to indemnify and hold harmless the Company and the other GEAR Parties, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all reasonable attorneys’ fees, including on appeal) and expenses reasonably incurred in investigating, preparing or defending against any false representation or warranty or breach of failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any other document furnished by the Subscriber to any of the foregoing in connection with the Offering.

8. Arbitration. PLEASE READ SECTIONS 8(a) THROUGH 8(i) CAREFULLY BECAUSE THEY CONTAIN ADDITIONAL PROVISIONS THAT REQUIRE THE SUBSCRIBER TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE COMPANY AND LIMITS THE MANNER IN WHICH A SUBSCRIBER CAN SEEK RELIEF FROM THE COMPANY.

(a)       Exclusive Forum. The sole and exclusive forum and remedy for resolution of a Claim shall be confidential, final and binding arbitration pursuant to this Section 8. The arbitration shall be conducted in Toronto, Ontario. As used in this Section 8, “Claim” shall include any past, present, or future claim, dispute, or controversy involving Subscriber (or persons claiming through or connected with Subscriber), on the one hand, and any of the GEAR Parties (or persons claiming through or connected with the GEAR Parties), on the other hand, relating to or arising out of this Agreement, any Shares, the Subscription Information, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section 8(e)) the validity or enforceability of this Section 8 or any part hereof or the entire Agreement; provided, however, that “Claims” shall not be deemed to include any claims or disputes arising out of alleged breaches or violations of the federal and state securities laws of the United States of America. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include, without limitation, matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Section 8 is to be given the broadest possible interpretation that is enforceable.

(b)       JAMS. The Party initiating arbitration shall do so with the Judicial Arbitration and Mediation Services, in accordance with their expedited rules governing commercial arbitrations (the “JAMS Rules”); provided, however, that the Parties hereby agree that only one arbitrator shall hear and determine their dispute. In the case of a conflict between the JAMS Rules and this Section 8, this Section 8 shall control, subject to countervailing law, unless all parties to the arbitration consent to have the JAMS Rules apply.

(c)       Appeals. Within thirty (30) days of an arbitrator’s final award, a Party may appeal the award for reconsideration by a three-arbitrator panel selected according to the JAMS Rules. In the event of such an appeal, an opposing Party may cross-appeal within thirty (30) days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. This Section 8 and the JAMS Rules shall govern costs and conduct of any appeal, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(d)       Small Claims Court. The GEAR Parties agree not to invoke their right to arbitrate an individual Claim that Subscriber may bring in small claims court or an equivalent court, if any, so long as the Claim is pending only in that court.

(e)       No Class Actions. Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No arbitrator shall have the power or authority to waive, modify, or fail to enforce this Section 8(e) and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this Section 8(e) shall be determined exclusively by a court and not by any arbitrator.

(f)       FAA. For a Subscriber that is a United States of America resident, this Section 8 is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Section 8.

(g)       Survival This Section 8 shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the Parties; (ii) the bankruptcy or insolvency of any Party or other party; and (iii) any transfer of any Shares to any other party. If any portion of this Section 8 other than Section 8(e) is deemed invalid or unenforceable, the remaining portions of this Section 8 shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in Section 8(e) are finally adjudicated pursuant to the last sentence of Section 8(e) to be unenforceable, then no arbitration shall be had and any award issued shall be void and enforceable. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Section 8.

(h)       Arbitration Demand. LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATED TO IT.

(i)       No Waiver of Federal Securities Laws. The GEAR Parties agree and acknowledge that nothing in this Agreement shall be deemed to constitute a waiver of any GEAR Party’s compliance with the federal securities laws and the rules and regulations thereunder, nor shall it constitute a waiver by the Subscriber of any of the Subscriber’s legal rights under applicable U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived. In addition, this Section 8 shall not apply to claims arising under the U.S. federal securities laws.

9.        Additional Covenants and Agreements.

(a)       Further Assurances. The Subscriber agrees on behalf of the Subscriber and the Subscriber’s successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver any other instruments, documents and statements and to take any other actions as the Company may determine to be necessary or appropriate to comply with applicable law and to effectuate and carry out the purposes of this Agreement. The Subscriber further agrees to provide any additional documentation the Company may reasonably request, including documentation as may be required by the Company to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

(b)       Company Reliance. The Subscriber agrees that the representations, warranties, agreements, undertakings and acknowledgments Subscriber makes in this Agreement will be relied upon by the GEAR Parties and counsel to the Company in determining, among other things, whether to allow the Subscriber to purchase the Shares. The representations, warranties, agreements, undertakings and acknowledgments the Subscriber makes in this Agreement shall survive the Subscriber’s purchase of the Shares. The Subscriber agrees to notify the Company immediately if any of the Subscriber’s representations, warranties and covenants contained in this Agreement become untrue or incomplete in any respect.

(c)       No Company Liability. The GEAR Parties may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instructions or other instrument believed in good faith to be genuine or to be signed by properly authorized persons of the Subscriber. The Subscriber acknowledges and agrees that the Subscriber shall be liable for any loss, liability, claim, damage and expense whatsoever (including all expenses incurred in investigating, preparing or defending against any claim whatsoever) arising out of or based upon any inaccuracy in the representations and warranties in the information Subscriber provides to the Company.

10.       Termination.

(a)       Termination. In addition to any other event or development described in this Agreement as permitting or requiring termination, each of the following events will cause this Agreement to terminate and expire (i) at the discretion of the Company, any breach of any provision of this Agreement (including, without limitation, through any inaccuracy, omission, or incompleteness of a representation or warranty of the Subscriber in this Agreement); and/or (ii) at the discretion of the Company, any determination by the Company that the Subscription in any way results in a material violation of applicable law.

(b)       Survival. In the event of termination, Sections 4 (Rights to Use Subscriber Information), 6 (Limitations on Damages), 7 (Indemnification), 8 (Arbitration), 9 (Additional Covenants and Agreements), 10 (Termination), 11 (Consent to Electronic Delivery of Notices, Disclosures and Forms), and 12 (Miscellaneous Provisions) shall survive.

11.        Consent to Electronic Delivery of Notices, Disclosures and Forms.

(a)       Electronic Communications. The Subscriber understands that, to the fullest extent permitted by law, any notices, disclosures, forms, reports or other communications (collectively, “Communications”) regarding the Company, the Subscriber’s purchase of the Shares (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail. The Subscriber hereby consents to electronic delivery as described in the preceding sentence and acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Subscriber also acknowledges that an e-mail from the GEAR Parties may be accessed by recipients other than the Subscriber and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems. No GEAR Party gives any warranties in relation to these matters. The Subscriber further understands and agrees to each of the following:

(i)       Other than with respect to tax documents in the case of an election to receive paper versions, none of the GEAR Parties will be under any obligation to provide the Subscriber with paper versions of any Communications.

(ii)       Electronic Communications may be provided to the Subscriber via e-mail or a website of a GEAR Party upon written notice of such website’s internet address to such Subscriber. In order to view and retain the Communications, the Subscriber’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (PDF) file created by Adobe Acrobat. Further, the Subscriber must have a personal e-mail address capable of sending and receiving e-mail messages to and from the GEAR Parties. To print the documents, the Subscriber will need access to a printer compatible with his or her hardware and the required software. If these software or hardware requirements change in the future, a GEAR Party will notify the Subscriber through the Site or other written notification.

(iii)       To facilitate Communications, the Subscriber must provide the Company with his, her or its current e-mail address and update that information as necessary. Unless otherwise required by law, the Subscriber will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Subscriber has provided to the Company in writing.

(iv)       None of the GEAR Parties will assume liability for non-receipt of notification of the availability of electronic Communications in the event (A) the Subscriber’s e-mail address on file is invalid; (B) the Subscriber’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; (C) there is a malfunction in the Subscriber’s computer, browser, internet service or software; or (D) for other reasons beyond the control of the GEAR Parties.

(b)       Tax Documents. Solely with respect to the provision of tax documents by a GEAR Party, the Subscriber agrees that (i) if the Subscriber does not consent to receive tax documents electronically, a paper copy will be provided; and (ii) the Subscriber’s consent to receive tax documents electronically continues for every tax year of the Company until the Subscriber withdraws its consent by notifying the Company in writing.

12. Miscellaneous Provisions.

(a)       Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Parties.

(b)       Governing Law. Notwithstanding the place where this Agreement may be executed by any of the Parties, the Parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the Province of Ontario. The Parties hereby consent and submit to the exclusive (except for matters required to be arbitrated under Section 8) jurisdiction of the federal and provincial courts of the Province of Ontario. The Subscriber agrees and consents that service of process as provided by Ontario provincial law may be made upon the Subscriber in any such Action brought in any of said courts, and may not claim that any such suit, action or proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing or anything to the contrary, the Subscriber and Company agree that no provisions under federal laws and regulations, including the Securities Act and the Exchange Act, with respect to jurisdiction, venue and/or forum, shall be waived.

(c)       Notices. All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by e-mail to such address provided by the Subscriber via the Site. Unless otherwise specified in this Agreement, Subscriber shall send all notices and other communications required to be given hereunder to the Company via e-mail at info@geargrowth.ca. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the e-mail has been sent (assuming that there is no error in delivery). As used in this Section 12(c), “business day” shall mean any day other than a day on which banking institutions in New York City, in the State of New York, or the City of Toronto, in the Province of Ontario, are legally closed for business.

(d)       Assignment. This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Company. Any such assignment, transfer or delegation in violation of this Section 12(d) shall be null and void.

(e)       Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof that may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

(f)       Attorneys’ Fees. If either Party shall commence any arbitration or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created in this Agreement, then such Party, if it prevails in such arbitration or other proceeding, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. If a statute gives Subscriber the right to recover any of these fees, these statutory rights shall apply in any arbitration or other proceeding notwithstanding anything to the contrary in this Agreement, and the Parties hereby consent to an arbitrator’s determination of a Party’s entitlement to recover fees and the reasonable amount thereof.

(g)       Entire Agreement. This Agreement (including the exhibits and schedules attached to this Agreement) and the documents referred to in this Agreement constitute the entire agreement among the Parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth in this Agreement. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between the Company and the Subscriber. Irrespective of the foregoing, the Subscriber and the Company may enter into a separate agreement for each Purchase.

(h)       No Third-Party Beneficiaries. The Parties acknowledge that there are no third-party beneficiaries of this Agreement, except for any affiliates of the Company that may be involved in the issuance or servicing of the Shares, which the Parties expressly agree shall be third-party beneficiaries hereof.

(i)       Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j)       Costs and Expenses. All costs and expenses incurred in connection with this Agreement and each other agreement, document, and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

(k)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

By executing this Agreement, the Subscriber agrees to comply with and be bound by all terms of this Agreement and acknowledges and accepts that all purchases of the Shares under this Agreement are final. There are no refunds or cancellations, except as may be required by this Agreement, applicable law or regulation. The Subscriber further acknowledges and accepts that the Company reserves the right to refuse, cancel or accept or, subject to Section 10, cancel this Agreement at any time in its sole discretion.

SUBCRIBER

[ENTITY NAME]_____________________________

By: /s/ [SIGNATURE]__________________________

Name: [SIGNATORY NAME]____________________

Title: [SIGNATORY TITLE]______________________

Submission Date: [DATE SUBMITTED]_____________

Total Purchase Amount: $[PURCHASE AMOUNT]____

AGREED AND ACCEPTED:

COMPANY

GEAR CAPITAL INC.

By: /s/ _____________________________________

Name: _____________________________________

Title: ______________________________________

Effective Date: ______________________________

Accepted Purchase Amount: $ ___________________